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                                                                 Exhibit (a)(5)

HAWK
Corporation


                 HAWK OFFERS TO EXCHANGE EMPLOYEE STOCK OPTIONS

CLEVELAND, Ohio - June 27, 2003 - Hawk Corporation (NYSE: HWK) today announced that it is offering employees of Hawk and its subsidiaries who are not members of its board of directors the opportunity to cancel their existing stock options having an exercise price of at least $6.00 per share in exchange for new options to be granted under Hawk's existing option plans. This offer is not available to the Company's board of directors, including its senior executive officers who are members of the board.

The Company is making the offer because many of its valued employees hold stock options with an exercise price that is significantly higher than the current market price of the Company's common stock. As a result, those options are no longer providing those employees with a realistic performance incentive.

Ronald E. Weinberg, Hawk's Chairman and Chief Executive Officer, said, "The economy during the last three years has been difficult. We are aware that some of our employees have forgone salary increases and performance bonuses and that we eliminated discretionary 401(k) profit sharing contributions in 2001 and 2002. Despite these difficulties and distractions, our employees have remained focused and committed to achieving Hawk's long-term goals. We believe the offer to exchange is an important and appropriate incentive for our valued employees who have been granted options.

The Company expects to grant the new options at least six months and one day after the date of cancellation of the options accepted for exchange. The new options will have the same vesting schedules as the options for which they are exchanged, but will have an exercise price equal to the closing price of the Company's common stock as reported by the New York Stock Exchange on the date of the new option grant.

The exact number of new options issuable in exchange for old options will depend on the exercise price of the old options. Tendered options with an exercise price per share between $6.00 and $16.99 will be replaced with new options equal to the number of those options, while tendered options with an exercise price per share of at least $17.00 will be replaced with new options equal to 90% of the total number of those tendered options. The total number of options available for exchange is approximately 264,000 shares, or 23%, of the total number of options outstanding.

The offer is currently scheduled to expire on July 28, 2003, and the Company expects to cancel tendered options on July 29, 2003, or as soon as possible thereafter. The offer is not conditioned on a minimum number of options being tendered, and participation in the offer is completely voluntary.

Hawk is filing a tender offer statement with the Securities and Exchange Commission today that will provide additional information, including detailed terms and conditions, about the option exchange offer. The terms and conditions of the offer are subject to change during the offering period, and the offering period may be extended by Hawk in its discretion.

The Company
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Hawk Corporation is a leading worldwide supplier of highly engineered products.
Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock sensor rings. The Company's performance automotive group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. The Company's motor group designs and manufactures die-cast aluminum rotors for fractional and subfractional electric motors used in appliances, business equipment and HVAC systems. Headquartered in Cleveland, Ohio, Hawk has approximately 1,700 employees and 16 manufacturing sites in five countries.



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Forward-Looking Statements
This press release includes forward-looking statements that involve risks and uncertainties. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the ability of the Company to meet the existing terms of its senior debt and bank credit facilities which contain a number of financial covenants and other restrictions; the effect of the Company's debt service requirements on funds available for operations and future business opportunities and the Company's vulnerability to adverse general economic and industry conditions and competition; the continuing impact of the reduction in air travel, the bankruptcy filings by a number of major airline companies and the weak financial condition of other airlines on the Company's aerospace business, including the decline in gross profit margins in this market as a result of the retirement of many older airplanes that used the Company's friction brake products; the impact on the Company's gross profit margins as a result of a decline in sales in the aerospace market; the effect of any interruption in the Company's supply of raw materials or a substantial increase in the price of any of the raw materials; the continuity of business relationships with major customers; and the Company's ability to comply with the NYSE's continued listing standards. Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
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Ronald E. Weinberg, Chairman and CEO
(216) 861-3553

Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Hawk Corporation is online at:  www.hawkcorp.com
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